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                                  Exhibit 11



                          MAHASKA INVESTMENT COMPANY
                               AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                              1999              1998              1997
                                                           ----------         ---------         ---------
Earnings per Share Information:
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Weighted average number of shares
   outstanding during the year ....................         3,864,108         3,660,070         3,652,908

Weighted average number of shares
   outstanding during the year
   including all dilutive potential shares ........         3,946,171         3,842,151         3,789,577

Net earnings ......................................        $2,222,483         4,622,749         5,058,225

Earnings per share - basic ........................        $     0.58              1.26              1.38

Earnings per share - diluted ......................        $     0.56              1.20              1.33
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